Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-197800, 333-203081 and 333-210214) and Form S-3 (File Nos. 333-206052 and 333-214392) of Loxo Oncology, Inc. of our report dated March 6, 2017, on our audits of the financial statements of Loxo Oncology, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, which report is included in the Annual Report on Form 10-K of Loxo Oncology, Inc. for the year ended December 31, 2016.

/s/ CohnReznick LLP

Roseland, New Jersey
March 6, 2017